File Pursuant to Rule 424(B)(2)
Registration Statement No. 333-253421

Prospectus Supplement to Prospectus dated March 22, 2021.

$2,000,000,000

The Goldman Sachs Group, Inc. 5.700% Notes due 2024

The Goldman Sachs Group, Inc. will pay interest on the 5.700% notes due 2024 at a rate of 5.700% per annum on May 1 and November 1 of each year. The first such payment will be made on May 1, 2023. The notes will mature on the stated maturity date, November 1, 2024. If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Initial price to public	99.944%	$1,998,880,000
Underwriting discount	0.150%	$3,000,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	99.794%	$1,995,880,000

The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 1, 2022 and must be paid by the purchaser if the notes are delivered after November 1, 2022.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on November 1, 2022.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used by them in a market-making transaction.

Goldman Sachs & Co. LLC

TD Securities	Academy Securities
Drexel Hamilton	Loop Capital Markets
Stern	Tigress Financial Partners
BMO Capital Markets	Scotiabank
US Bancorp	BBVA
BNY Mellon Capital Markets, LLC	Capital One Securities
Fifth Third Securities	Huntington Capital Markets
ING	KeyBanc Capital Markets
Lloyds Securities	Mizuho
Natixis	NatWest Markets
PNC Capital Markets LLC	Rabo Securities
RBC Capital Markets	SMBC Nikko
Standard Chartered Bank	SVB Securities
Truist Securities	Bancroft Capital
Great Pacific Securities	Citizens Capital Markets
National Bank of Canada Financial Markets	Regions Securities LLC

Prospectus Supplement dated October 27, 2022.

Prospectus Supplement

Prospectus dated March 22, 2021

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	65
Description of Purchase Contracts We May Offer	82
Description of Units We May Offer	87
Description of Preferred Stock We May Offer	93
Description of Capital Stock of The Goldman Sachs Group, Inc.	101
Legal Ownership and Book-Entry Issuance	106
Considerations Relating to Floating Rate Securities	112
Considerations Relating to Indexed Securities	115
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	116
United States Taxation	119
Plan of Distribution	140
Conflicts of Interest	143
Employee Retirement Income Security Act	144
Validity of the Securities	145
Independent Registered Public Accounting Firm	146
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	146

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to “holders” mean The Depository Trust Company (“DTC”) or its nominee and not indirect owners who own beneficial interests in notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes will be a series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008, as amended by the Fourth Supplemental Indenture dated December 31, 2016, and as it may be further amended or supplemented from time to time, between us and The Bank of New York Mellon, as trustee. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus dated March 22, 2021. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 5.700% Notes due 2024

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: $2,000,000,000

•	Initial price to public: 99.944% of the principal amount

•	Underwriting discount: 0.150% of the principal amount

•	Issue date: November 1, 2022

•	Stated maturity: November 1, 2024

•	Interest rate: 5.700% per annum

•	Date interest starts accruing: November 1, 2022

•	Due dates for interest: Every May 1 and November 1

•	First due date for interest: May 1, 2023

•

Regular record dates for interest: For interest due on an interest payment date, the day immediately prior to the day on which the payment is to be made (as such payment day may be adjusted under the applicable business day convention specified below)

•	Day count convention: 30/360 (ISDA), as further described below under “— Additional Information About the Notes — Day Count Convention”

•	Denomination: $1,000 and integral multiples of $1,000 thereafter, subject to a minimum denomination of $1,000

•	Business day: New York City banking day

•

Business day convention: Following unadjusted, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions”

•

Defeasance: The notes are subject to defeasance and covenant defeasance by us, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”.

•

Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

•

Tax Redemption: We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”. For purposes of the first paragraph under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”, the specified date (on or after which any such changes that may occur will give rise to our redemption right) is October 27, 2022.

•

No other redemption: We will not be permitted to redeem the notes before their stated maturity, except as described above. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note.

•	Repayment at option of holder: None

•	CUSIP No.: 38141G ZV9

•	ISIN No.: US38141GZV93

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information About the Notes

Day Count Convention

As further described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Rates and Interest” in the accompanying prospectus, for each interest period for the notes the amount of accrued interest will be calculated by multiplying the principal amount of the note by an accrued interest factor for the interest period for the note. The accrued interest factor will be determined by multiplying the per annum interest rate by a factor resulting from the specified day count convention.

The day count convention for the notes is 30/360 (ISDA), and the factor is the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

Day Count Fraction =	[360 × (Y2 Y1)] + [30 × (M2 M1)] + (D2 – D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

Book-Entry System

We will issue the notes as global notes registered in the name of DTC, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

United States Federal Income Tax Consequences

Please refer to the discussion under “United States Taxation” in the accompanying prospectus for a description of the material U.S. federal income tax consequences of ownership and disposition of the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (each, a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired or held by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” within the meaning of Section 3(21) of ERISA or any regulations thereunder (or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of The Goldman Sachs Group, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of The Goldman Sachs Group, Inc. for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of The Goldman Sachs group, Inc. for (i) the three month periods ended March 31, 2022 and 2021 and (ii) the three month and six month periods ended June 30, 2022 and 2021, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated (i) April 29, 2022 and (ii) August 3, 2022, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table:

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$1,552,500,000
TD Securities (USA) LLC	$27,500,000
Academy Securities, Inc.	$20,000,000
Drexel Hamilton, LLC	$20,000,000
Loop Capital Markets LLC	$20,000,000
Stern Brothers & Co.	$20,000,000
Tigress Financial Partners LLC	$20,000,000
BMO Capital Markets Corp.	$17,500,000
Scotia Capital (USA) Inc.	$17,500,000
U.S. Bancorp Investments, Inc.	$17,500,000
BBVA Securities Inc.	$12,500,000
BNY Mellon Capital Markets, LLC	$12,500,000
Capital One Securities, Inc.	$12,500,000
Fifth Third Securities, Inc.	$12,500,000
Huntington Securities, Inc.	$12,500,000
ING Financial Markets LLC	$12,500,000
KeyBanc Capital Markets Inc.	$12,500,000
Lloyds Securities Inc.	$12,500,000
Mizuho Securities USA LLC	$12,500,000
Natixis Securities Americas LLC	$12,500,000
NatWest Markets Securities Inc.	$12,500,000
PNC Capital Markets LLC	$12,500,000
Rabo Securities USA, Inc.	$12,500,000
RBC Capital Markets, LLC	$12,500,000
SMBC Nikko Securities America, Inc.	$12,500,000
Standard Chartered Bank	$12,500,000
SVB Securities LLC	$12,500,000
Truist Securities, Inc.	$12,500,000
Bancroft Capital, LLC	$10,000,000
Great Pacific Securities	$10,000,000
Citizens Capital Markets, Inc.	$7,500,000
National Bank of Canada Financial Inc.	$7,500,000
Regions Securities LLC	$7,500,000

Total	$2,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us.

Per $1,000 note	$1.50
Total	$3,000,000

The notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 0.090% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.050% of the principal amount of the notes. If all the notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of notes made in the United States, including offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The notes are a new issue of securities with no established trading market. We have been advised by Goldman Sachs & Co. LLC and Goldman Sachs International that they intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman Sachs & Co. LLC or Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the original issue date, original price to public and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

The offering of the notes will settle on the third scheduled business day following the date of the pricing of such notes (“T+3”) (see page 141 of the accompanying prospectus). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes on any date prior to the second business day before delivery will be required, by virtue of the fact that such notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. (“FINRA”) member broker-dealers, as permitted by FINRA regulations.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression retail investor means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (EUWA); or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $300,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

Goldman Sachs & Co. LLC is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering of the notes within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Goldman Sachs & Co. LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

$2,000,000,000

The Goldman Sachs Group, Inc.

5.700% Notes due 2024

Goldman Sachs & Co. LLC

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